UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2012

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2012, the Compensation Committee of our Board of Trustees awarded 2011 annual incentives and equity-based long-term incentives for our senior executives and set their 2012 base salaries. The tables below reflect awards to those of our executive officers who were identified as named executive officers in the proxy statement for our 2011 annual meeting of shareholders.
2011 Annual Incentive Awards
The table below sets forth the annual incentives, which are payable in cash, awarded to each of the named executives:

Name	2011 Annual Incentive
Gerard H. Sweeney	$900,000
Howard M. Sipzner	$404,800
H. Jeffrey DeVuono	$241,313
Brad A. Molotsky	$225,000
Robert K. Wiberg	$192,375

Long-Term Equity Awards: Performance Units; Restricted Shares
The table below sets forth the equity-based long-term incentives awarded to each of the named executives. These awards were allocated between restricted performance share units (“Performance Units”) and restricted common shares (“Restricted Shares”) as indicated in the table below.

Name	Performance Units (#)	Restricted Shares (#)
Gerard H. Sweeney	74,488	55,249
Howard M. Sipzner	27,313	20,258
H. Jeffrey DeVuono	16,811	12,469
Brad A. Molotsky	21,726	16,114
Robert K. Wiberg	14,742	10,935

Performance Units. Performance units represent the right to earn common shares. The number of common shares, if any, deliverable to award recipients depends on our performance based on our total return to shareholders during the three year Measurement Period that commenced on January 1, 2012 and that ends on the earlier of December 31, 2014 or the date of a change of control, as defined in our 2012-2014 Restricted Performance Share Unit Program (the “Performance Unit Program”) compared to (i) for fifty percent (50%) of the performance units awarded to each recipient, the total return to shareholders for the Measurement Period of the component members (excluding us) of the S&P US REIT Index (the “Index Companies”) and (ii) for the other fifty percent (50%) of the performance units awarded to each recipient, the total return to shareholders for the Measurement Period of each of the companies in a designated peer group (the “Peer Group”) contained in the Performance Units Program. If our total return to shareholders over the Measurement Period places us below the 25th percentile of the Index Companies or the components in the Peer Group, as applicable, then no shares will be earned under the related performance units. If our total return to shareholders over the Measurement Period places us at or above the 25th percentile of the Index Companies or the components in the Peer Group, as applicable, then a percentage of the awards ranging from 50% to 200% will be earned. Dividends are deemed credited to the performance units accounts and are applied to acquire more performance units for the account of the unit holder at the price per common share ending on the dividend payment date. If earned, awards will be paid in common shares in an amount equal to the number of performance units in the holder's account at the end of the Measurement Period. Participants in the program may elect to defer receipt of common shares earned into our Deferred Compensation Plan. In the event of the participant's death, disability or qualifying retirement, he will be eligible to receive shares (if any) under the program as if the Measurement Period ended on the last day of the month in which the termination occurred.
Restricted Shares. Each Restricted Share vests on April 15, 2015 and is settled for one common share. Vesting would accelerate upon a change in control or if the recipient of the award were to die, become disabled or retire in a qualifying retirement prior to the vesting date. In the case of our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer, vesting would also accelerate if we were to terminate him without cause, or if he were to resign for good reason, under his employment agreement. We pay dividend equivalents on Restricted Shares prior to the vesting date.
The grants of Restricted Shares and Performance Units were made under our Amended and Restated 1997 Long-Term Incentive Plan. The award agreements for the Performance Units and Restricted Shares will be individualized for each recipient and will be in substantially the forms attached as exhibits to this Form 8-K.
2012 Base Salaries
The table below sets forth the 2012 base salaries established by our Compensation Committee for our named executives.

Name	2012 Base Salary
Gerard H. Sweeney	$600,000
Howard M. Sipzner	$440,000
H. Jeffrey DeVuono	$340,000
Brad A. Molotsky	$350,000
Robert K. Wiberg	$291,000

The 2012 base salaries for each of Messrs. Sweeney, Sipzner and Molotsky is the same as their respective 2011 base salaries.

Amendment to Employment Agreement

On March 1, 2012, we accepted a recommendation from our President and Chief Executive Officer to remove from the cash severance provisions in his employment agreement the value of long-term equity awards. As modified, cash severance would be computed as a multiple of base salary and annual bonus. We have attached a copy of the letter that contains this recommendation as an exhibit to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Form of Performance Unit Award Agreement
10.2	Form of Restricted Share Award
10.3	2012-2014 Performance Share Unit Program.
10.4	Letter Amendment to Employment Agreement

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Brandywine Operating Partnership, its sole General Partner
By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Date: March 7, 2012

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